Exhibit 99

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 2, 2005
No. 915

Coherent, Inc. Fourth Quarter Results Include Record Orders

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its fourth fiscal quarter ended October 1, 2005, with net sales of $133.8 million and net income of $5.3 million ($0.17 per diluted share).   Fourth fiscal quarter 2005 net income included an after-tax charge of $4.1 million ($0.13 per diluted share) related to excess inventories as a result of the accelerated decommissioning of lithography lasers from our Lambda Physik subsidiary.  Excluding the aforementioned item, non-GAAP income from continuing operations of $9.4 million represents earnings of $0.30 per diluted share.

Net sales and net income for the corresponding prior year quarter were $133.2 million and $9.4 million ($0.31 per diluted share), respectively.  Fourth quarter 2004 results included a $2.0 million ($0.07 per diluted share) after-tax recovery on the sale of a note receivable.  In comparison, the immediately preceding quarter’s results were net sales of $125.3 million and net income of $9.6 million ($0.31 per diluted share), respectively.   Third fiscal quarter 2005 net income included a charge of $1.6 million ($0.05 per diluted share) for in-process research and development (IPR&D) related to our purchase of TuiLaser AG of Munich, Germany, on June 13, 2005; a $1.4 million ($0.05 per diluted share) tax benefit resulting from increased use of export tax incentives and R&D tax credits; and a $0.2 million ($0.01 per diluted share) after-tax favorable adjustment of a previously recognized restructuring charge.  Excluding the aforementioned items, non-GAAP earnings represented $0.30 per diluted share in the third quarter of fiscal 2005.

Orders received during the quarter ended October 1, 2005 of $164.0 million, which include several large annual orders, increased 24% from the same prior year period and increased by 33% compared to the immediately preceding quarter.  Backlog of $194.1 million at October 1, 2005 compared to a backlog of $163.9 million at July 2, 2005 and $154.6 million at October 2, 2004.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “Bookings are the story for the fourth quarter.  The influx of new orders was impressive due to the product and market breadth as well as geographic participation.  It is also gratifying that investments we have made, particularly in the microelectronics, medical OEM and graphic arts markets, are paying off so handsomely.”

Year-to-date net sales of $516.3 million and net income of $39.9 million ($1.28 per diluted share) compared to the prior year period net sales of $495.0 million and net income of $17.4 million ($0.57 per diluted share).  Orders received for the twelve month period ended October 1, 2005 were $545.1 million, compared to $521.8 million in orders received during the same period a year ago.

Electro-Optics segment net sales of $100.8 million for the three months ended October 1, 2005 were 8% lower than net sales during the comparable prior year period and decreased slightly from the three months ended July 2, 2005.  Incoming orders of $128.7 million increased 18% from the fourth fiscal quarter of 2004 and represent an increase in this segment of 27% from orders received in the immediately preceding quarter.  Net sales and incoming orders for the twelve months ended October 1, 2005 were $408.4 million and $426.8 million, both slight decreases compared to the same period a year ago.

Lambda Physik segment net sales of $33.0 million for the three months ended October 1, 2005 represent an increase of 37% from both the corresponding prior year period and the immediately preceding quarter.  Incoming orders of $35.3 million for the fourth quarter of fiscal 2005 were 47% higher than the fourth fiscal quarter of 2004 and represent a 60% increase from orders received in the immediately preceding third fiscal quarter of 2005.  Net sales and incoming orders for the twelve months ended October 1, 2005 were $107.9 million and $118.3 million, both 26% higher than the same period last year.

Ambroseo continued, “Coherent’s backlog position remains solid and cash from continuing operations was approximately $20 million for the most recent quarter and $94 million year-to-date. Our financial strength, combined with a healthy new product stream should drive additional benefits for both our customers and shareholders alike in the upcoming fiscal year.”

The Company’s conference call scheduled for 1:30 p.m. PST today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as our financial strength, combined with a healthy new product stream should drive additional benefits for both our customers and shareholders alike in the upcoming fiscal year are forward-looking statements. Actual results, events and performance may differ materially. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other Company presentations during the quarter and provides such information herein.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Twelve Months Ended
	Oct 1, 2005	July 2, 2005	Oct 2, 2004 (restated)	Oct 1, 2005	Oct 2, 2004 (A) (restated)

Net sales (B)	$133,786	$125,269	$133,244	$516,252	$494,954
Cost of sales (C)(D)	82,820	68,589	73,660	298,583	287,551
Gross profit	50,966	56,680	59,584	217,669	207,403
Operating expenses:
Research & development (C)	15,187	13,882	16,476	57,545	62,660
In-process research & development	—	1,577	—	1,577	45
Selling, general & administrative (C)	29,836	28,855	29,355	115,827	115,043
Restructuring, impairment and other charges	39	(360)	(3,348)	(61)	(3,093)
Intangibles amortization	2,324	1,674	1,495	7,019	6,698
Total operating expenses	47,386	45,628	43,978	181,907	181,353
Income from operations	3,580	11,052	15,606	35,762	26,050
Other income (expense), net (C) (E)	3,248	724	(1,489)	5,669	1,201
Income from continuing operations before income taxes and minority interest	6,828	11,776	14,117	41,431	27,251
Provision for income taxes (F)	1,577	2,131	4,720	1,750	10,301
Income from continuing operations before minority interest	5,251	9,645	9,397	39,681	16,950
Minority interest (B) (C)	—	—	(17)	180	192
Income from continuing operations	5,251	9,645	9,380	39,861	17,142
Income from discontinued operations, net of income taxes	—	—	—	—	218
Net income	$5,251	$9,645	$9,380	$39,861	$17,360

Net income per diluted share:
Income from continuing operations	$0.17	$0.31	$0.31	$1.28	$0.56
Income from discontinued operations, net of income taxes	—	—	—	—	0.01
Net income	$0.17	$0.31	$0.31	$1.28	$0.57

Shares used in computation:
Basic	31,056	30,856	30,351	30,756	30,179
Diluted	31,586	31,454	30,673	31,241	30,544

(A)	The twelve months ended October 2, 2004 represents a 53-week period.

(B)

The quarter and twelve months ended October 2, 2004 include $1,762 and $3,943, respectively, of net sales from an entity consolidated under FIN 46R.  Additionally, this entity’s net income of $135 and $515 for the quarter and twelve months ended October 2, 2004, respectively, was eliminated through minority interest. Fiscal 2005 results do not include the results of this entity as we sold our interest in the entity in the fourth quarter of fiscal 2004.

(C)

The quarter ended April 2, 2005 includes a $323 ($0.01 per diluted share) reduction in charges to research and development associated with our previously communicated decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.   The quarter ended January 1, 2005 includes a charge of $3,061 (net of minority interest of $137 ($0.10 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.  The pretax charge for the twelve months ended October 1, 2005 is recorded as follows: cost of sales includes $2,257; research & development includes $267; selling, general and administrative includes $137; and other income (expense), net includes $214.

(D)

The quarter ended October 1, 2005 includes a $4,129 ($0.13 per diluted share) charge related to excess inventories as a result of the accelerated decommissioning of lithography lasers from our Lambda Physik subsidiary. The pretax charge of $6,813 is recorded in cost of sales.

(E)	The twelve months ended October 2, 2004 includes a $1,200 ($663 after-tax ($0.02 per diluted share)) gain on the sale of certain technology.

(F)

The quarter ended July 2, 2005, includes a tax benefit of $1,430 ($0.05 per diluted share) for increased use of export tax incentives and R&D tax credits.  The quarter ended April 2, 2005, includes a tax benefit for the reversal of a deferred tax valuation allowance of $9,571 ($0.31 per diluted share) related to our Lambda Physik segment.  The quarter ended January 1, 2005 includes a tax benefit of  $479 ($0.02 per diluted share) related to federal tax law changes enacted in the first quarter of fiscal 2005.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Oct. 1, 2005	Oct. 2, 2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$230,914	$170,734
Restricted cash, cash equivalents and short-term investments (A)	15,467	15,343
Accounts receivable, net	87,684	96,825
Inventories	102,730	104,698
Prepaid expenses and other assets	54,926	62,572
Total current assets	491,721	450,172
Property and equipment, net	155,316	166,054
Restricted cash, cash equivalents and short-term investments (A)	1,220	23,580
Other assets	150,033	117,520
Total assets	$798,290	$757,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,736	$13,700
Accounts payable	18,451	17,648
Other current liabilities	80,400	73,181
Total current liabilities	111,587	104,529
Long-term obligations	—	14,215
Other long-term liabilities	50,437	54,530
Total stockholders’ equity	636,266	584,052
Total liabilities and stockholders’ equity	$798,290	$757,326

(A)

Represents cash, cash equivalents and short-term investments at October 1, 2005 restricted under the Star Medical notes payable arrangement ($15,178), for close out costs associated with the purchase of the remaining outstanding shares of Lambda Physik AG ($1,220) and other ($289).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands except per share data, after-tax and net of minority interest):

	Three Months Ended			Twelve Months Ended
	Oct. 1, 2005	July 2, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
GAAP net income	$5,251	$9,645	$9,380	$39,861	$17,360
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	—	—	—	2,738	—
Charges for excess lithography inventory	4,129	—	—	4,129	—
In-process research and development	—	1,577	—	1,577	—
Tax benefit for increased use of export tax incentives and R&D tax credits	—	(1,430)	—	(1,430)	—
Restructuring, impairment and other charges	—	(216)	—	(216)	142
Tax benefit related to federal tax law changes	—	—	—	(479)	—
Reversal of deferred tax valuation allowance	—	—	—	(9,571)	—
Recovery on sale of note receivable	—	—	(2,002)	—	(2,002)
Sale of technology	—	—	—	—	(663)
Discontinued operations	—	—	—	—	(218)
Non-GAAP net income	$9,380	$9,576	$7,378	$36,609	$14,619

	Three Months Ended			Twelve Months Ended
	Oct. 1, 2005	July 2, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
Per diluted share:
GAAP net income	$0.17	$0.31	$0.31	$1.28	$0.57
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	—	—	—	0.09	—
Charges for excess lithography inventory	0.13	—	—	0.13	—
In-process research and development	—	0.05	—	0.05	—
Tax benefit for increased use of export tax incentives and R&D tax credits	—	(0.05)	—	(0.05)	—
Restructuring, impairment and other charges	—	(0.01)	—	(0.01)	(0.00)
Tax benefit related to federal tax law changes	—	—	—	(0.02)	—
Reversal of deferred tax valuation allowance	—	—	—	(0.31)	—
Recovery on sale of note receivable	—	—	(0.07)	—	(0.07)
Sale of technology	—	—	—	—	(0.02)
Discontinued operations	—	—	—	—	(0.01)
Non-GAAP net income	$0.30	$0.30	$0.24	$1.17	$0.48

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